FOR IMMEDIATE RELEASE	For More Information Contact:
Dena M. Hall
Vice President
(413) 787-1700

UNITED FINANCIAL BANCORP, INC. DECLARES INITIAL CASH DIVIDEND

WEST SPRINGFIELD, MASSACHUSETTS--January 20, 2006- United Financial Bancorp, Inc. (the “Company”) (NASDAQ: UBNK), parent corporation of United Bank, announced that its Board of Directors declared an initial cash dividend of $0.05 per share. The dividend will be payable on February 27, 2006 to shareholders of record as of February 13, 2006. This is the first cash dividend for the Company since the completion of its minority stock offering on July 12, 2005.

“We are pleased to provide our shareholders with their first quarterly dividend payment and look forward to continued success in the years ahead,” said Richard B. Collins, President and Chief Executive Officer.

The Company is the majority-owned subsidiary of United Mutual Holding Company, a federally chartered mutual holding company, which owns 53.4% of the Company’s outstanding shares. United Mutual Holding Company has filed a notice with the Office of Thrift Supervision of its intent to waive the receipt of dividends paid on the shares it owns of the Company. The waiver is subject to the Office of Thrift Supervision not objecting to it.

The Company had $898.1 million in assets and $135.8 million in stockholders’ equity as of September 30, 2005. United Financial Bancorp, Inc. is traded on the NASDAQ National Market under the symbol “UBNK.”

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA 01090. United Bank provides an array of financial products and services through its 11 branch offices located throughout Western Massachusetts. Through its Financial Services Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement planning. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.